FOR IMMEDIATE RELEASE

HOMETRUST BANCSHARES, INC. ANNOUNCES COMPLETION
OF 5% STOCK REPURCHASE PROGRAM

ASHEVILLE, NC – December 3, 2013 – HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI), the holding company for HomeTrust Bank (the “Bank”), announced today the completion of a 5% stock repurchase program. The program was authorized by the Company’s Board of Directors on August 27, 2013. A total of 1,041,245 shares, or 5% of the Company’s then outstanding shares of common stock, were purchased at a total cost of approximately $17.1 million, or an average cost of $16.38 per share.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.67 billion in assets as of September 30, 2013, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the “Piedmont” region of North Carolina, and Greenville, South Carolina. The Bank is the 14th largest bank headquartered in North Carolina.

Forward-Looking Statements
Statements in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,”  “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by HomeTrust Bancshares, Inc. with the Securities and Exchange Commission.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet - Chairman, President and CEO
Tony J. VunCannon - Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939